Exhibit 8.1

List of Subsidiaries

Name	Jurisdiction

Prime BHN Luxembourg S.àr.l.,	Luxembourg

Seba S.r.l.	Italy

Nova S.r.l.	Italy

Delfin S.r.l.	Italy

SIM S.r.l.	Italy

Dieci Real Estate S.r.l.	Italy

ELLEGI S.r.l.	Italy

G.S.I. S.r.l.	Italy

Magfin S.r.l.	Italy